Exhibit 99.1
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
     This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into effective as of February 11, 2009 (the “Effective Date”) by and between Thomas E. Gardner (“Gardner”) and NUCRYST Pharmaceuticals Inc., a Delaware corporation (“NUCRYST”).
     WHEREAS, Gardner has been employed by NUCRYST to serve as an employee of NUCRYST and as an officer and director of each of NUCRYST and NUCRYST Pharmaceuticals Corp., an Alberta corporation (the “Parent”) pursuant to that certain amended and restated employment agreement dated December 18, 2008 and made effective as of August 22, 2007 by and between NUCRYST and Gardner (the "Employment Agreement”); and
     WHEREAS, the Employment Agreement contains post-employment restrictions; and
     WHEREAS, NUCRYST and the Parent have decided to make a management and board leadership change, and NUCRYST and Gardner desire to terminate amicably Gardner’s employment with NUCRYST; and
     WHEREAS, Gardner is entitled to certain amounts and benefits provided in the Employment Agreement upon the termination of his employment in the absence of this Agreement; and
     WHEREAS, in this Agreement, in consideration of the mutual promises contained herein, NUCRYST has offered Gardner certain separation payments and benefits in lieu of, and greater than, the amounts and benefits provided under the Employment Agreement;
     IT IS HEREBY AGREED by and between Gardner and NUCRYST as follows:
     1.  Gardner acknowledges and agrees that: (i) his employment with NUCRYST was permanently and irrevocably severed effective as of January 19, 2009 (the “Termination Date”); and (ii) NUCRYST has no obligation, contractual or otherwise, to hire, rehire or re-employ Gardner in the future. The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and, except as detailed in this Agreement, Gardner’s eligibility to participate in NUCRYST’S benefits programs, including, without limitation, NUCRYST’S group medical and dental coverage, 401(k) plan, life insurance, health-spending account credits, short and long term disability and out of country medical coverage, ends on the Termination Date. All applicable COBRA notices will be sent under separate cover. Gardner will receive wages in the amount of $3,076.92 for his final pay period ending on the Termination Date and his accrued but unused vacation pay in the amount of $3,076.92, less deductions for applicable tax withholding, in a paycheck to be issued to him on the next regular pay date after the Termination Date. Gardner acknowledges and agrees that said amounts represent all wages, including accrued vacation, due and owing to him as of the Termination Date.

     2.  As of the Effective Date: (i) Gardner hereby surrenders and forfeits to the Parent all vested and unvested options to purchase common shares of the Parent, including, without limitation, those granted to him pursuant to the stock option award agreements described in Part I of Schedule “A” attached hereto (collectively the “Stock Option Award Agreements”); and (ii) Gardner hereby releases all his right, title and interest under the Stock Option Award Agreements.
     3.  Gardner, on behalf of himself, his heirs, executors, administrators, and/or assigns and anyone else claiming by, through or under him, for and in consideration of the undertakings of NUCRYST set forth herein, and intending to be legally bound, does hereby release, covenant not to sue and forever discharge NUCRYST, the Parent and The Westaim Corporation (“Westaim”), together with their parent and subsidiaries, affiliates, predecessor and successor corporations and business entities, joint ventures, and partners, past, present and future, and their respective agents, directors, officers, employees, stockholders, investors, insurers and reinsurers, assigns, representatives, and attorneys, past, present and future, and their respective assigns, heirs, executors, and administrators, past, present, and future (collectively, the “Releasees”), jointly and severally, of and from and with respect to any and all legally waivable causes of action, actions, suits, debts, contracts, covenants, agreements, promises, torts, damages, claims, complaints, demands and liabilities, indemnities, costs, interest, losses or injuries whatsoever of any name, kind and nature, whether arising at law or in equity, whether express or implied, known or unknown, suspected or unsuspected, howsoever arising (collectively “Claims”), which Gardner, or his heirs, executors, administrators and assigns, ever had, now has, or may in the future have against each or any of the Releasees by reason of any matter, cause or thing whatsoever arising at any time prior to or on the Effective Date, including, without limitation, any and all Claims relating to Gardner’s employment by NUCRYST or the termination of that employment, including, without limitation, Claims under the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, M.G.L. c. 151B, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any Claims for economic loss, compensatory damages, punitive damages, liquidated damages, costs, fees or other expenses, including attorneys’ fees and expenses incurred in these matters, any Claims concerning any stock options, stock option agreement or stock award agreement (including, without limitation, the Stock Option Award Agreements), or any Claims concerning wages, lost pay, discretionary pay, benefits, bonuses or variable pay under any Releasee’s variable pay program or any gratuitous payments promised by any of the Releasees. Notwithstanding the foregoing, this release shall not apply to the following (collectively, the “Surviving Rights”): (i) any rights Gardner may have pursuant to Section 9 of the Employment Agreement; (ii) any rights to indemnification Gardner may have pursuant to the indemnity agreement between the Parent and Gardner made as of August 22, 2007 (the “Indemnity Agreement”); and (iii) any rights Gardner may have under the restricted stock unit award agreements described in Part II of Schedule “A” attached hereto.

     4.  Gardner acknowledges and agrees that in the absence of this Agreement, upon the Termination Date he would be solely entitled to the amounts and benefits provided for under the terms of the Employment Agreement. In full payment and satisfaction of all amounts and benefits provided under the Employment Agreement except for the Surviving Rights, and in full consideration of Gardner’s execution of this Agreement, and his agreement to be legally bound by its terms, NUCRYST agrees to make the following payments and fulfill the following promises after receipt by NUCRYST of Gardner’s signature on this Agreement and, subject to paragraph 4(a)(i), after the expiration of the revocation period set forth in paragraph 16(e):
          (a)  pay Gardner a lump sum payment of $622,439.00, less deductions for applicable tax withholding, by: (i) payment on the next regular pay date after the Termination Date of the amount of $13,589.75, less deductions for applicable tax withholding, the receipt of which amount is acknowledged by Gardner; and (ii) payment of the balance within thirty (30) days after the expiration of the revocation period described in paragraph 16(e);
          (b)  until the sixth (6th) anniversary of the Termination Date, NUCRYST or any of its affiliates shall provide directors’ and officers’ liability insurance coverage to Gardner for his acts as a director and officer of NUCRYST or the Parent prior to the Effective Date that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the directors’ and officers’ liability insurance coverage (if any) then being provided to any other present or former senior executive or director of the Parent, provided that doing so does not increase the cost of such insurance to NUCRYST or any of its affiliates by more than $10,000 per annum;
          (c)  if Gardner elects to continue his group medical and/or dental coverage pursuant to COBRA, NUCRYST will make contributions toward the cost of such COBRA continuation coverage in an amount equal to the current employer contribution rate until December 31, 2009. The expenses shall be deemed as COBRA benefits and Gardner shall have the right to continue to pay these costs after NUCRYST payments cease (to the extent required under COBRA). Notwithstanding the foregoing, if Gardner secures Other Employment (as defined below) prior to December 31, 2009, NUCRYST’s obligation to make contributions toward the cost of Gardner’s COBRA continuation coverage as described above shall cease, and NUCRYST shall have no further obligations under this paragraph 4(c). Gardner will be treated as having secured Other Employment if he has commenced providing regular and continuous compensated services to another company, organization or individual on an employee or independent contractor basis.
          (d)  allow Gardner to convert to a personal policy any disability or life insurance policies that are so convertible, in accordance with the terms of such policies, provided that Gardner shall be responsible for any premiums and conversion costs that may be due on such policies after the Termination Date.
          (e)  reimburse Gardner after the expiration of the revocation period set forth in paragraph 16(e) for reasonable attorneys’ fees (up to $5,000.00) incurred by him in conjunction with the negotiation and review of this Agreement.
          5.  Gardner represents that he has returned or forthwith will return all property of NUCRYST, the Parent and Westaim, including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, cellular phones and pagers, which are in his possession or control; provided that Gardner may retain the laptop computer provided to him following NUCRYST’s removal from such computer of: (i) all confidential and/or proprietary information of NUCRYST, the Parent and Westaim; and (ii) all licensed software which is not freely transferable by NUCRYST. Subject to the foregoing, Gardner agrees to leave intact all electronic documents of NUCRYST, the Parent and Westaim, including those which he developed or helped to develop during his employment. Gardner represents and agrees that after the Termination Date, he will continue to abide by the provisions of Section 11 of the Employment Agreement, and that such provisions survive the termination of his employment.
          6.  Except as expressly set forth in paragraphs 1 and 4 of this Agreement and except for the Surviving Rights, Gardner expressly agrees that he has been paid all remuneration owed to him by NUCRYST or any of the other Releasees as a result of his employment by NUCRYST in any capacity, the termination of that employment, the entering into or the termination of the Employment Agreement, or for any other reason, including but not limited to all accrued salary, wages, perquisites, variable pay, vacation pay, bonus pay, profit-sharing, stock options, restricted stock award units, stock, expenses, termination benefits, special incentive payments, or any other compensation, and that NUCRYST and the other Releasees do not have, and will not have, any obligation to provide Gardner at any time in the future with any other payments, benefits, or consideration. Gardner represents and warrants that he has no debts to any of the Releasees.
          7.  Gardner acknowledges and agrees that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute, regulation or law, or of any duty owed by the Releasees to Gardner, or of any wrongdoing by the Releasees, and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with and by NUCRYST.
          8.  Gardner agrees, covenants and promises to keep the terms of this Agreement confidential and not to take any steps to publicize the fact or terms of this Agreement, even if this Agreement is disclosed by any of the Releasees. Gardner represents that he has not communicated or disclosed, and agrees that he will not hereafter communicate, discuss or disclose, the terms of this Agreement to any persons, (a) except as he may be required by local, state or federal law or regulation or by compulsory process of law, and provided that in case of such requirement he shall notify NUCRYST in writing of such requirement at least five (5) business days prior to disclosure, and (b) except for disclosures to members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms. Nothing herein shall restrict NUCRYST or any of the other Releasees from disclosing the fact or terms of this Agreement.
          9.  Gardner agrees that, for a period of twelve (12) months after the Termination Date, he shall notify NUCRYST in writing of any change of residence address and of any subsequent employment (stating the name and address of the employer and providing a description of the title and duties of the position) or of any other business activity.
          10.  Gardner agrees and covenants that, without the written consent of the Chairman of the Board of Directors of the Parent, Gardner will not enter upon or otherwise gain access to physical properties or databases of NUCRYST, the Parent or Westaim after the Termination Date.

          11.  Gardner agrees and covenants not to disparage or to make any statement reflecting negatively on NUCRYST or any other Releasee, or any product, technology, business, services or employees of NUCRYST or any other Releasee, publicly or privately. NUCRYST agrees and covenants not to disparage, or to make any statement reflecting negatively on, Gardner in any press release or public disclosure document released by NUCRYST. Nothing in this paragraph shall preclude Gardner or NUCRYST from communicating or testifying truthfully, to the extent expressly required or protected by law, as a party in litigation, in response to a proper inquiry of a state or federal governmental agency, in response to a subpoena to testify issued by a court of competent jurisdiction, or in any action to enforce the terms of this Agreement.
          12.  Gardner represents and warrants that he has not filed any complaints, claims, charges or lawsuits against any of the Releasees with any governmental agency or any court and agrees that he will not do so any time hereafter. Gardner represents and warrants that he has not assigned or transferred to any person or entity any right, claim or cause of action released in paragraph 3 of this Agreement. To the extent permitted by applicable law, Gardner further agrees that he will not recommend or suggest to any federal, provincial or local government agency or potential claimants against or employees of any Releasee that they initiate any claim or lawsuit against any of the Releasees, and Gardner will not voluntarily aid, assist or cooperate with any claimants against or employees of any of the Releasees in bringing such claims and lawsuits. Nothing in this paragraph shall be construed to prevent Gardner from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process during any future legal proceeding involving any of the Releasees.
          13.  This Agreement constitutes the entire agreement between Gardner, NUCRYST and the Parent with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or understandings, whether written or oral, between the parties, including the Employment Agreement, except that the Surviving Rights and the provisions of Section 11 of the Employment Agreement (together with the applicable definitions in Exhibit A of the Employment Agreement) shall continue in force and effect and shall survive the termination of the Employment Agreement and the termination of Gardner’s employment. Gardner acknowledges that neither NUCRYST nor any other Releasee has made any promise, representation or warranty whatsoever, express or implied, written or oral, other than the express written representations herein. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both Gardner and NUCRYST. If any agency or court assumes jurisdiction of any complaint or charge against any of the Releasees on behalf of Gardner, or any class of which he may be a member, he shall request the agency or court to withdraw from the matter insofar as it affects him. Additionally, he shall not in any way benefit financially from any litigation brought or conducted by such agency or court and shall take all reasonable steps necessary to refuse any compensation in connection with any damages claimed in connection therewith. Nothing in this paragraph shall be construed to prevent Gardner from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process during any future legal proceeding involving any of the Releasees.

          14.  Gardner acknowledges that breach by him of any of the covenants or provisions set forth herein, including a breach of his obligations under Section 11 of the Employment Agreement, would cause NUCRYST and the Parent severe and irreparable harm. Accordingly, in the event of an actual or threatened breach by Gardner of any of the covenants or provisions set forth herein or in Section 11 of the Employment Agreement, each of NUCRYST and the Parent will be entitled to seek an injunction restraining Gardner from violating such covenants or provisions without the posting of a bond. The seeking of any such injunction shall not affect the right of NUCRYST or the Parent to seek and obtain damages on account of any such actual or threatened breach of the covenants or provisions of this Agreement or the Employment Agreement. Should NUCRYST or the Parent prevail in any legal action arising out of the commission of an actual breach of said covenants, Gardner shall pay the costs and expenses incurred by NUCRYST and the Parent in that action, including reasonable attorneys’ fees.
          15.  This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Code Section 409A”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A. The amounts payable to or for the benefit of Gardner pursuant to this Agreement shall be paid in accordance with the applicable terms hereof, provided that, to the extent determined by Gardner as may be necessary to effect compliance with Code Section 409A (including, without limitation, the requirement provided in Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2) thereunder to, as applicable, delay the payment of amounts for at least six months following Gardner’s “separation from service” (within the meaning of Code Section 409A)) and provided such determination is communicated in writing by Gardner to NUCRYST and the Parent prior to the otherwise applicable payment date, such amounts (without any earnings adjustment for such delayed payment period) shall be paid at such later time or times as so directed by Gardner. Any such determination shall be solely the responsibility of Gardner and neither NUCRYST nor the Parent shall have any duty or responsibility to make any determination as to whether the amounts payable under this Agreement comply with Code Section 409A. Notwithstanding anything in this Agreement (including, without limitation, this paragraph 15) to the contrary, Gardner understands and agrees that neither NUCRYST nor the Parent (or any subsidiary, associate or affiliate thereof) makes any representation, covenant or warranty that the terms of this Agreement or the amounts payable under or in accordance with this Agreement comply with Code Section 409A and that Gardner shall be solely responsible and liable for, and shall indemnify and hold NUCRYST, the Parent and any of its subsidiaries, associates or affiliates harmless from any liability relating to, any and all taxes (including applicable interest and penalties) that may be imposed on or with respect to amounts payable under or in accordance with this Agreement (including, without limitation, any taxes, interest and penalties under Code Section 409A).
          16.  Gardner hereby certifies that:
                 he has read the terms of this Agreement, and that he understands its terms and their effects, including the fact that he has agreed to release and forever discharge the Releasees from any legal action arising out of his employment by and with NUCRYST, the terms and conditions of that employment relationship, and the termination of that employment relationship;

                 he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him;
                 the payments, benefits, promises and undertakings performed, and to be performed, as set forth in this Agreement exceed and are greater than the payments and benefits, if any, to which he would have been entitled had he not executed this Agreement;
                 he has been informed that he has twenty-one (21) calendar days to consider whether or not to sign this Agreement, and has signed on the date indicated below after concluding that this Agreement is satisfactory; if Gardner elects not to take the full twenty-one (21) days to consider this Agreement, he agrees that he has done so knowingly, voluntarily, and with full understanding that he is waiving a statutory right to consider this Agreement for twenty-one (21) days;
                 he has been informed that he has the right to revoke this Agreement for a period of seven (7) calendar days following his execution of this Agreement by giving written notice to NUCRYST, and that this Agreement shall not be effective, enforceable, final or binding until this seven (7) day period has expired with no such revocation notice being given;
                 he understands and agrees that if he revokes this Agreement, pursuant to paragraph 16(e), NUCRYST shall have no obligation to provide Gardner with any of the payments or benefits provided in paragraph 4 of this Agreement other than the amounts, if any, that would be required pursuant to the terms of the Employment Agreement, that no other payments or benefits will be provided in lieu of such and that Gardner shall immediately refund to NUCRYST the amount described in paragraph 4(a)(i); and
                 he has been and is hereby advised by NUCRYST to consult with an attorney prior to signing this Agreement, and he has in fact done so with his counsel of choice.
          17.  This Agreement shall be governed, interpreted and enforced by and under the laws of the Commonwealth of Massachusetts, without regard to choice of law principles, except where federal law controls. This Agreement shall be enforced by the federal or state courts located in the Commonwealth of Massachusetts. Gardner consents to the personal jurisdiction of such courts, and waives any jurisdiction or venue defenses otherwise available to him.
          18.  GARDNER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES HIS RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          19.  Should any provision of this Agreement be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable and if such provision cannot be modified to be enforceable, such provision shall immediately be deemed not a part of this Agreement and the validity of the remaining provisions shall not be affected and shall remain in full force and effect; provided, however, that if the release contained in paragraph 3 of this Agreement is found to be invalid, illegal or otherwise unenforceable, Gardner agrees, promptly upon the request of NUCRYST, to execute a new general release that is legal and enforceable.

          20.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning. Gardner and NUCRYST have participated jointly in the negotiation of this Agreement, and each has had the advice of legal counsel in the process of negotiating, drafting and reviewing this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party, nor shall any uncertainty or ambiguity be interpreted against one party and in favor of the other.
          21.  Gardner recognizes and acknowledges that the Releasees may seek the assistance, cooperation or testimony of Gardner in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding arising out of matters within the knowledge of Gardner and related to his position as an employee of NUCRYST in any capacity, and in any such instance, Gardner agrees that he shall provide such assistance, cooperation or testimony and the Releasees shall pay Gardner’s reasonable costs and expenses in connection therewith.
          22.  This Agreement shall be binding upon and inure to the benefit of: (i) Gardner and his heirs, administrators, executors, legal representatives and permitted assigns; (ii) NUCRYST and its predecessors, successors, parent companies, affiliate companies, subsidiary companies and assigns; and (iii) the Releasees and their respective heirs, administrators, executors, legal representatives, predecessors, successors, affiliate companies, subsidiary companies and assigns. Gardner may not assign his rights or obligations under this Agreement without the prior written consent of NUCRYST.
          23.  Any notice required to be given to any party under any provision of this Agreement shall be made in writing, by first class mail, to the following addresses:
To NUCRYST: to the attention of General Counsel, NUCRYST Pharmaceuticals Corp.,
10102 – 114 Street, Fort Saskatchewan, Alberta T8L 3W4.
To Gardner: to the attention of Thomas E. Gardner, 34 Constitution Hill West, Princeton, New Jersey 08540.
          24.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purpose of this paragraph, the delivery by facsimile or by electronic delivery of a PDF of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement and may be relied upon as an original. Notwithstanding the foregoing, the party delivering a facsimile or PDF copy shall deliver an original executed counterpart of this Agreement as soon as possible after delivering the facsimile or PDF copy.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Confidential Separation Agreement and General Release to be effective as of the date written above.

NUCRYST PHARMACEUTICALS INC.
By:	/s/ Carol L. Amelio
Name:
Title:

By:	/s/ Richard W. Zahn
Name:
Title:

PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.
Signed by Gardner at Princeton on the 11 day of February, 2009.
/s/  Thomas E. Gardner

Thomas E. Gardner

     Schedule “A”
Part I — Stock Option Award Agreements

Date of Execution of Stock Option Award		Stock Options
Agreement between the Parent and Gardner	Date of Grant	Granted
May 30, 2007	May 14, 2007	8,000

August 22, 2007 (as amended by the Assignment Agreement among the Parent, NUCRYST and Gardner made effective August 22, 2007)	August 22, 2007	500,000

April 16, 2008 (as amended by the Amending Agreement between the Parent and Gardner made effective April 10, 2008)	April 10, 2008	250,000

Part II — Restricted Stock Unit Award Agreements

Date of Execution of Restricted Stock		Restricted	Restricted Stock
Unit Award Agreement between		Stock Units	Units Vested as of
the Parent and Gardner	Date of Grant	Granted	Effective Date
May 30, 2007	May 14, 2007	5,000	5,000

August 22, 2007 (as amended by the Assignment Agreement among the Parent, NUCRYST and Gardner made effective August 22, 2007)	August 22, 2007	38,910	38,910